Exhibit 7.3

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 13th day of August 2019, by and between Zenleaf LLC, a limited liability company organized under the laws of the State of California (hereafter “Zenleaf”) and Zenleaf Labs LLC (hereinafter “Zen Labs”), a limited liability company organized under the laws of the State of California.

WITNESSETH:

WHEREAS, Zenleaf desires to acquire Zen Labs by way of a merger transaction whereby Zen Labs will be merged with and into Zenleaf and the Zen Labs members will receive consideration equal to the total of Ten Dollars ($10.00), whereupon Zenleaf will be the surviving limited liability company; and

WHEREAS, the Boards of Directors of Zen Labs and Zenleaf, respectively deem it advisable and in the best interest of each entity and their respective members that Zen Labs merges with and into Zenleaf pursuant to those terms and conditions set forth in this Agreement and the Articles of Merger or Certificate of Merger to be filed and pursuant to applicable provisions of law (such transaction is hereafter referred to as the “Merger”).

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement as follows:

SECTION 1. ACQUISITION OF ZEN LABS.

The parties to this Agreement do hereby agree that at the Closing and Effective Time of the Merger (the terms “Closing” and “Effective Time of the Merger” as defined in Section 6 hereof), Zen Labs will merge with and into Zenleaf premised upon the terms and conditions set forth herein and in accordance with the provisions of applicable law. Pursuant to the Merger, the Zen Labs members shall receive consideration equal to the total of Ten Dollars ($10.00) after the Closing or Effective Time of the Merger. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

SECTION 2. TERMS OF MERGER.

In accordance with the provisions of this Agreement and the requirements of applicable law, Zen Labs will be merged with and into Zenleaf as of the Effective Time of the Merger. Zenleaf will be the surviving limited liability company (hereafter sometimes referred to as the “Surviving Limited liability company”) and the current operations of Zen Labs will cease at the Effective Time of the Merger. Zenleaf, as the Surviving Limited liability company, will succeed to and assume all the rights and obligations of Zen Labs in accordance with applicable law, as described below. Consummation of the Merger will be upon the following terms and subject to the conditions set forth herein.

(a) Corporate Existence. Commencing at the Effective Time of the Merger, the separate corporate existence of Zen Labs will cease and the Surviving Limited liability company (Zenleaf) will continue its corporate existence as a California limited liability company.

(b) Consideration. At the Effective Time of the Merger and without any action of the part of Zen Labs, Zenleaf will pay the sum of $10.00 in cash or cash equivalent to the Members of Zen Labs.

(c) Other Matters.

(i)	Upon the execution of this Agreement Zenleaf will make such filings and notifications with the appropriate state regulatory agencies as may be necessitated to consummate the transactions contemplated by this Agreement.

(ii)	If at any time after the Closing any further action is necessary, desirable, or prudent to carry out the intent and purposes of this Agreement, the officers and directors of Zenleaf and Zen Labs are hereby fully authorized to take, and will use their reasonable efforts to take all such lawful and necessary action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF ZENLEAF.

Zenleaf hereby represents and warrants to Zen Labs as of the date hereof and as of the Closing of this Agreement the following representations and warranties:

(a) Zenleaf is duly and validly incorporated under the laws of the State of California and is in good standing and duly qualified to do business in any state where required to be so qualified.

(b) Zenleaf has the requisite power and authority to enter into this Agreement and such other agreements and documents relating to this Agreement (the “Transaction Documents”), to which it is a party and to perform its obligations and covenants hereunder and thereunder. The execution and delivery of this Agreement and other Transaction Documents to which Zenleaf is a party and the consummation of the transactions contemplated hereby and thereby, have been or will prior to the Closing and the Effective Time of the Merger be duly authorized by Zenleaf’s manager as appropriate and by its members, if required. The execution of this Agreement and other Transaction Documents do not materially violate or breach any material agreement or contract to which Zenleaf is a party and, to the extent required. Zenleaf has or will have by Closing, obtained all necessary approvals or consents required by any agreement to which Zenleaf is a party. The execution and performance of this Agreement and the other Transaction Documents will not violate or conflict with any provision of Zenleaf Articles of Organization or Operating Agreement in effect as of the date hereof.

(c) Zenleaf is not a party to any material pending litigation and to the knowledge of its executive officer, no governmental investigation or proceeding and no litigation, claims, assessments, or governmental proceedings are threatened in writing against Zenleaf.

(d) Zenleaf has, or by the Effective Time of the Merger will have filed all material governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course to its business and has paid, or will have paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

(e) Zenleaf hast not materially breached any material agreement to which it is a party or obligated by. Zenleaf has given Zen Labs copies of or access to all material contracts, commitments, and/or agreements to which it is a party.

(f) Information regarding Zenleaf which has been delivered to Zen Labs for use in connection with the Merger, was at the time provided true and accurate in all material respects.

(g) Zenleaf has complied in all material respects with all applicable laws, regulations, and orders of all governmental bodies and agencies, including applicable securities laws, and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have a Material Adverse Effect. Zenleaf has not received notice of any noncompliance with the foregoing, not is it aware of any claims or claims threatened in writing in connection therewith.

(h) No representation or warranty in this section, nor statement in any document, certificate, or schedule furnished or to be furnished pursuant to this Agreement by Zenleaf or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Zenleaf has maintained, and will until the Closing, maintain in full force and effect adequate policies of insurance with coverage sufficient to meet the normal requirements of its business.

(i) Zenleaf had the opportunity to ask questions and receive answers regarding the business, affairs, and matters of Zen Labs.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF ZEN LABS.

Zen Labs represents and warrants to Zenleaf as of the date hereof and as of the Closing that:

(a) Zen Labs has the requisite corporate power to enter into this Agreement and Transaction Documents and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will, prior to the Closing and the Effective Time of the Merger, be duly authorized by the manager and members of Zen Labs. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license, or other instrument or document to which Zen Labs is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to Zen Labs. The execution and performance of this Agreement will not violate or conflict with any provisions of the respective Certificates of Organization or Operating Agreement of Zen Labs.

(b) Zen Labs has delivered to Zenleaf its most recent financial statements (the “Zen Labs Financial Statements”). The Zen Labs Financial Statements are complete, accurate, and fairly present the financial condition of Zen Labs as of the dates thereof and the results of its operations for the periods then ended. The Zen Labs Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Zen Labs as of the dates thereof and the results of operations and changes in financial position for the periods then ended. Other than as set forth in any schedule or exhibit attached hereto, and except as may otherwise be set forth or referenced herein, there are no material liabilities or obligations, either fixed or contingent, not disclosed or referenced in the Zen Labs Financial Statements or in any exhibit or notes thereto other than contracts or obligations occurring in the ordinary course of business and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Zen Labs as reflected in the Zen Labs Financial Statements. Zen Labs has, or will have at the Closing good title to all assets, properties, or contracts shown on the Zen Labs Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth herein, and liens and encumbrances of record.

(c) Zen Labs is not a party to any litigation in any capacity and Zen Labs has no liabilities or commitments other than those stated in the Zen Labs Financial Statements.

(d) Between the date hereof and the Closing, Zen Labs will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding units of its membership interest, or (ii) made or authorized any changes in its Articles of Organization or in any amendment thereto or in its Operating Agreement except for those as provided in this Agreement, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge, or other encumbrance any of its assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease, or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee, or agent.

(e) This Agreement has been duly executed by Zen Labs and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which it is subject.

(f) Zen Labs is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings, or investigations pending or, to the knowledge of Zen Labs, threatened against or affecting Zen Labs at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Other than the exception noted above, Zen Labs has complied in all material respects with all laws, regulations and orders applicable to its business.

(g) All information regarding Zen Labs provided to Zenleaf or set forth in any document or other communication, to the best of Zen Labs’s knowledge, is true, complete, and accurate in all material respects, not misleading and was and is in compliance with all applicable laws and regulations.

(h) Zen Labs believes that it is and has been in material compliance with and has conducted its business in compliance with applicable laws, orders, rules, and regulations including applicable securities laws and regulations and environmental laws and regulations, except where any noncompliance has and will have, in the aggregate, no material adverse effect.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment, whether severance pay or unemployment compensation becoming due and payable to any person or entity; (ii) increase any benefits otherwise payable to any person or entity; or (iii) result in the acceleration of the time of payment or vesting of any benefits.

(j) After the closing of this Agreement Zen Labs’s business, operations, or assets will not be restricted or impaired.

(k) No representation or warranty by Zen Labs stated in this Agreement nor any statement contained in any certificate, schedule, or other communication provided relating to the provisions hereof contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading or incomplete. All documents Zen Labs delivers will be original or exact copies thereof.

(l) Zen Labs had the opportunity to ask questions and receive answers regarding the business, affairs, and matters of Zenleaf.

(m) Zen Labs has, or by the Effective Time of the Merger will have filed all material governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course to its business and has paid, or will have paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

(n) Zen Labs hast not materially breached any material agreement to which it is a party or obligated by. Zen Labs has given Zenleaf copies of or access to all material contracts, commitments, and/or agreements to which it is a party.

(o) Zen Labs has and at the Closing will have disclosed in writing to Zen Labs all events, conditions and facts materially affecting the business, financial conditions (including any liabilities contingent or otherwise) or results of operations of Zen Labs.

(p) Zen Labs has complied in all material respects with all applicable laws, regulations, and orders of all governmental bodies and agencies, including applicable securities laws, and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have a Material Adverse Effect. Zen Labs has not received notice of any noncompliance with the foregoing, not is it aware of any claims or claims threatened in writing in connection therewith.

SECTION 5. TIME AND PLACE OF CLOSING.

The Closing shall be held on such date and at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter “the Closing.”), but in no case later than December 31, 2019. The “Effective Time of the Merger” will be that date and time specified in the Articles of Merger or Certificate of Merger as the date on which the Merger will become effective.

SECTION 6. ACTIONS PRIOR TO CLOSING.

(a) During the period between the date hereof and the Closing, Zenleaf shall conduct its business and operations in the same manner in which the same have heretofore been conducted. Zen Labs during the period between the date hereof and the Closing, shall conduct its business and operations in the same manner in which the same have heretofore been conducted. During such period, unless it has received written consent thereto from the other party, neither Zen Labs nor Zenleaf will:

(1)	Incur any obligation, liability or commitment, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business.

(2)	Declare or pay and dividends on or make any distributions in respect of, or issue, purchase, or redeem any of its units of stock or partnership interests except in accordance with the Agreement.
(3)	Subject any of its properties to a mortgage, pledge, or lien, except in the usual and ordinary course of business.
(4)	Sell or transfer any of its properties, except in the usual and ordinary course of business.
(5)	Make any investment of a capital nature, except in the usual and ordinary course of business.
(6)	Enter into any long-term contracts or commitments or modify or terminate any existing agreements, except in the usual and ordinary course of business.
(7)	Use any of its assets or properties except for proper corporate purposes.
(8)	Sell, contract to sell, or issue any equity or debt securities.

(b) During the period between the date of this Agreement and the Closing, Zenleaf and Zen Labs, shall each accord representatives of the other party access to the offices, records, files, books of account and tax returns, provided the same will not unreasonably interfere with the normal operations of such entities.

(c) If the Closing does not occur for any reason, each of the parties and their respective affiliates will promptly return or destroy all such confidential information and compilation thereof, as is practicable, and will certify to such destruction or return to the other party.

(d) Except as required by law, neither Zen Labs nor Zenleaf will voluntarily take any action that would, or that is reasonably likely to result in any of the conditions agreed to herein not being satisfied. Without limiting the foregoing neither Zen Labs nor Zenleaf will take any action that would result in: (i) any of the representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue; or (ii) any of such representations and warranties that are not so qualified becoming untrue or inaccurate in any material respect.

SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ZENLEAF.

All obligations of Zenleaf under this Agreement and the transactions contemplated hereby, are subject to the fulfillment prior to or as of the Closing and/or the Effective Time of the Merger as indicated below, of each of the following conditions:

(a) The representations and warranties by Zen Labs in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true at the Closing and as of the Effective Time of the Merger as though such representations and warranties were made at and as of such time.

(b) Zen Labs will have performed and complied with, in all material respects, all covenants agreements, and conditions required by this Agreement to be performed prior to the Closing. No legal action will be in effect which would affect the consummation of the transactions contemplated herein or would prohibit the consummation of the Merger.

(c) On or before the Closing the manager and members of Zen Labs will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and consummation of the transactions contemplated herein.

(d) At the Closing, all instruments and documents delivered by Zen Labs to Zenleaf will be reasonably satisfactory to legal counsel for Zenleaf.

(e) Zenleaf will have completed its due diligence investigation of Zen Labs with satisfactory results.

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ZEN LABS.

All obligations of Zen Labs under this Agreement to effect the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing or the Effective Time, of each of the following conditions:

(a) The representations and warranties by Zenleaf as stated in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith will be true at and as of the Closing and the Effective Time of the Merger as though such representations and warranties were made at and as of such times.

(b) Zenleaf will have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Zenleaf.

(c) On or before the Closing the Zenleaf manager will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) At the Closing all instruments and documents delivered by Zenleaf pursuant to the provisions hereof will be reasonably satisfactory to legal counsel for Zen Labs.

(e) The Merger will be permitted by applicable state law.

SECTION 9. SURVIVAL.

The representations and warranties contained in this Agreement and any other document or certificate relating hereto except will survive and continue in full force and effect for a period of two years after the Closing.

SECTION 10. INDEMNIFICATION.

(a) From and after the Closing of this Agreement, Zenleaf agrees to indemnify, defend, and hold harmless Zen Labs and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the closing an officer or director of Zen Labs against any costs or expenses including reasonable attorneys’ fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or arising in whole or in part from the fact that such person is or was a director or executive officer of Zen Labs, including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgment, or settlement amounts based in whole or in part on, or arising in whole or in part from, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that Zen Labs could have been permitted under applicable state laws and its certificate of Organization, Operating Agreement, and other agreements in effect on the date hereof to indemnify such individual.

(b) From and after the Closing of this Agreement, Zen Labs agrees to indemnify, defend, and hold harmless, Zenleaf and each person who is now, or has been at any time prior to the date of this Agreement, who was prior to the Closing a director or officer of Zenleaf against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or claimed prior to, at, or after the Closing which is based in whole or in part on, or arising in whole or in part from the fact that such person is a party to this Agreement or is, or was a director or officer of Zenleaf including without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments, or settlement amounts based in whole or in part on, or arising in whole or in part from or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that Zenleaf could have been permitted under applicable state laws and its certificate of Organization, Operating Agreement, and other agreements in effect on the date hereof to indemnify such individual.

(c) Any indemnified party wishing to claim indemnification under subsection (a) or (b) of this Section, upon learning of any such claim, action, suit, proceeding, or investigation will promptly notify Zenleaf if under subsection (a), or Zen Labs if under subsection (b). However failure to so notify the appropriate party will not relieve the indemnifying party from any liability which it may have under this Section, except to the extent such failure materially prejudices such party. In the event of any such claim, action, suit, proceeding, or investigation, (i) the indemnifying party will have the right to assume the defense thereof and will not be liable to any such indemnified party in connection with the defense thereof; (ii) the indemnified party will cooperate in all respects as requested by the indemnifying party in the defense of any such matter, and (iii) the indemnifying party will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; provided however, that the indemnifying party will not have any obligation hereunder to any indemnified party and when a court will ultimately determine, and such determination will have become final, that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by law.

SECTION 11. NATURE OF REPRESENTATIONS.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representation, warranties, covenants, and agreements contained in this Agreement and documents relating thereto delivered at the Closing and not upon any representation, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specified herein.

SECTION 12. DOCUMENTS AT CLOSING.

At the Closing the following documents will be delivered:

The parties will use all reasonable effort to cause the Closing to occur as expeditiously as possible. The Agreement shall be given effect immediately upon the Effective Time of the Merger. The Closing of this Agreement shall proceed as follows:

Zenleaf shall provide the following:

(a) Zenleaf shall provide resolutions adopting the Merger Agreement and Plan of Merger as well as the Certificate of Merger approved by not less than a majority of the issued and outstanding voting units of Zen Labs and its manager.

(b) Zenleaf shall pay in cash or cash equivalent the sum equal to Ten Dollars ($10.00) to the members of Zen Labs.

Zen Labs shall provide the following:

(a) Zen Labs shall provide resolutions adopting the Merger Agreement and Plan of Merger as well as the Certificate of Merger approved by not less than a majority of the issued and outstanding voting units of Zen Labs and its manager.

SECTION 13. CONDITIONS TO CLOSING.

The obligations of Zen Labs and Zenleaf to complete the transactions provided for herein shall be subject to the performance of all their respective agreements hereunder on or before the Closing, to the material truth and accuracy of the respective representations and warranties of Zen Labs and of Zenleaf contained herein, and to the further conditions that:

(a) All representations and warranties contained in this Agreement are substantially true and correct on and as of the Closing with the same effect as if made on and as of said date.

(b) As of the Closing there shall have been no material adverse change in the affairs, business, property, or financial condition of Zenleaf and Zen Labs, and Zenleaf and Zen Labs shall so certify in writing upon request from the other party.

(c) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by each of the parties hereto on or before the Closing, shall, in all material respects, have been complied with, satisfied, and performed.

SECTION 14. FINDER’S FEES.

Zenleaf represents and warrants to Zen Labs and Zen Labs represents and warrants to Zenleaf that neither of them has incurred any liabilities, express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 15. TERMINATION AND ABANDONMENT

This Agreement may be terminated and abandoned at any time prior to the Closing upon the following conditions:

(a) By the mutual consent of the parties.

(b) By the manager of Zenleaf or Zen Labs if, in the opinion of either party, the Closing of the Agreement is impracticable by reasons of litigation or change of circumstances.

(c) By the manager of Zenleaf or Zen Labs if, in the bona fide judgment of either, there shall have been a material violation of any covenant or agreement set forth herein, or any warranty or representation shall be untrue; or the manager should, in its bona fide judgment, deem the Agreement inadvisable or impracticable by reason of any defect which, in the opinion of counsel, for the party who has made such determination, constitutes a material defect in the title of the other party, or which defect affects a material part of its assets, or which has otherwise subjected the party to a substantial liability or obligation.

(d) By either party if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement and such party deems it inadvisable to proceed.

(e) Effect of termination. In the event of termination, notice shall be given to Zenleaf or Zen Labs and thereupon this Agreement shall become wholly void and of no effect and there shall be no liability on the part of either to the other or their respective officers or directors.

SECTION 17. MISCELLANEOUS.

(a) Further Assurances. At any time and from time to time after the Closing each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or to perfect or to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure by any party hereto to comply with any of its obligation, agreements, covenants, or conditions provided herein may be waived in writing by the party (in its sole discretion) to whom such duty or compliance is owed.

(c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(d) Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

If to Zenleaf to:

ATTN: ZenLabs Holdings, Inc.

7905 Balboa Ave

San Diego, CA 92111

If to Zen Labs:

ATTN: Michael Boshart

7745 Arjons Drive

San Diego, CA 92126

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given when sent, addressed as aforesaid.

(e) Headings. The headings in this Agreement are inserted for convenience only and have no effect in any way on the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all such counterparts shall constitute one and the same instrument.

(g) Final Agreement and Merger. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally. Any modification or change or waiver of any of the provisions hereof shall not be binding unless in writing and signed by the parties hereto. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducement to the execution hereof.

(h) Severability. If any part of this Agreement is determined or deemed to be unenforceable, the remaining provisions of the Agreement will remain in full force and effect and valid.

(i) Responsibility and Costs. Whether the Agreement is consummated or not and except as otherwise set forth below, all fees, expenses, and out-of-pocket costs including, but not limited to, fees and disbursements of counsel, financial advisors and accountants and expenses associated with fulfillment of the obligations set forth herein, that are incurred by the parties hereto, will be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Agreement constitutes a breach of the terms hereof, in which event the breaching party will be responsible for all costs related hereto.

(j) Binding Effect. This Agreement will be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(k) Legal Representation. The parties hereto acknowledge and agree that each respective party is represented by the same legal counsel and that each party hereby waives any existing or potential conflict of interest that may exist or occur by such common representation.

(l) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Zenleaf LLC,		Zenleaf Labs LLC

By:		By:
Name:	Michael Boshart, as President	Name:	Michael Boshart
	of ZenLabs Holdings, Inc.	Its:	Managing Member
Its:	Managing Member